Exhibit 10.33
AMENDMENT NO. 1
TO
NON-NEGOTIABLE SECURED PROMISSORY NOTE
     This Amendment No. 1 (the “Amendment”) to Non-Negotiable Secured Promissory Note, a copy of which is attached as Exhibit A hereto (the “Note”) entered into effective as of November 7, 2006 by and between Oculus Innovative Sciences, Inc. (“Payor”) and R. C. Burlingame (the “Holder”, and together with the Payor, the “Parties”) is made and entered into as of March 29, 2007, by and among the Parties.
RECITALS
     A. The Holder and Payor previously entered into that certain Loan and Security Agreement dated November 7, 2006 (the “Agreement”), pursuant to which Payor issued to Holder the Note.
     B. The Payor and Holder each wishes to modify certain terms of the Note on the terms and subject to the conditions set forth in this Amendment.
     C. The Payor and Venture Lending & Leasing III, Inc. previously entered into a Loan and Security Agreement, and Payor and Venture Lending & Leasing IV, Inc. (together with Venture Lending & Leasing III, LLC, as successor to Venture Lending & Leasing III, Inc. “VLL”) previously entered into a Loan and Security Agreement (together with the schedules to, and documents referenced in, such loan and security agreements, the “VLL Agreements”).
     D. The Holder, Payor and VLL previously entered into a Subordination Agreement dated November 7, 2006 (the “Subordination Agreement”), pursuant to which the Holder agreed to subordinate payments under the Note to obligations due and owing to VLL, and concurrently herewith, VLL has granted its consent to and waiver of certain provisions in the Subordination Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants, agreements and representations contained in this Amendment, the Note and the Agreement, the Parties agree as follows:
     1. Definitions. Except as may be expressly provided in this Amendment, all capitalized terms used in this Amendment which are defined in the Note shall have meanings in this Amendment as in the Note.
     2. Amendment to Second Lead-in Paragraph. The following clause is hereby inserted after the first sentence of the second lead-in paragraph of the Note to read in its entirety as follows:

“provided, however, that in the event that, prior to the Due Date, Payor receives (i) net proceeds from the sale of equity, or (ii) unrestricted, unsecured funds from the issuance of debt, in either case, in excess of $500,000, the Payor shall promptly pay such amounts to Holder.”
     3. Additional Lead-in Paragraph. The following additional paragraph is hereby added after the first lead-in paragraph of the Note to read in its entirety as follows:
     “Accrued interest shall be payable on the seventh (7th) day of each month, commencing on April 7, 2007, and continuing thereafter until and including November 7, 2007, when all accrued but unpaid interest and the unpaid principal balance shall be paid in full. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. Interest not paid when due shall thereafter bear like interest as the principal.”
     4. Additional Lead-in Paragraphs. The following additional paragraphs are hereby added as the last lead-in paragraphs of the Note above Paragraph 1 of the Note to read in their entirety as follows:
     “Promptly after the date hereof, Payor shall establish an account at Comerica Bank (the “Comerica Account”) and shall deposit into such account the amount of $2,000,000 (the “Principal Amount”). Payor agrees that Payor shall not withdraw any of the Principal Amount from the Comerica Account without the prior written consent of Holder except to pay to Holder a portion of the principal of the Note on the Due Date. Notwithstanding the foregoing, if Payor makes one or more payments to Holder (including one or more payments pursuant to the second lead-in paragraph of this Note), Payor may withdraw from the Comerica Account such amounts that are equal to amounts paid to the Holder. In no event shall the funds in the Comerica Account exceed the principal amount then outstanding under the Note. Payor may, at any time, or from time to time, withdraw any interest accrued on the Principal Amount and any amount in excess of the outstanding principal amount then outstanding under the Note without the consent of Holder.”
     If at any time prior to the satisfaction of all obligations under the Note, the cash and cash equivalents of the Payor, as shown on the Holder’s balance sheet, should drop below $10,000,000 and remain below $10,000,000 for a period of fifteen (15) days, Payor shall promptly deposit into the Comerica Account the additional amount of $2,000,000 (the “Additional Principal”). Subject to the right of Payor to make withdrawals from the Comerica Account without the consent of Holder as provided in the immediately preceding paragraph of this Note, the Additional Principal shall remain in the Comerica Account until the Due Date, at which time the Additional Principal shall be paid to Holder. For purposes of calculating Payor’s cash and cash equivalents, all principal and accrued interest in the Comerica Account shall be included.
     5. Conditions Precedent. The effectiveness of this Note is conditioned on (i) the prior compliance by Holder with the requirements of applicable securities law and regulations and exchange regulations, including, without limitation, the prior informed authorization of Payor’s Audit Committee, (ii) the consent to this Amendment by VLL and (iii) the waiver by VLL of certain provisions in (A) the VLL Agreements, and (B) the Subordination Agreement.
     6. Conflict. In the event of any conflict between the provisions of this Amendment and the unamended provisions of the Note, the provisions of this Amendment shall prevail and the provisions of the Note shall be deemed modified by this Amendment as necessary to resolve such conflict.
     7. Effect of Amendment. Except as expressly amended by this Amendment and/or by the preceding sentence, the terms and provisions of the Note shall continue in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

PAYOR:		HOLDER:

Oculus Innovative Sciences, Inc.		R. C. Burlingame

By:	/s/ Jim Schutz	By:	/s/ R.C. Burlingame

Name: Jim Schutz
Title: VP & General Counsel

Exhibit A
Non-Negotiable Secured Promissory Note